Exhibit 10.16

Agreement for the Rendering of Research Services

THIS AGREEMENT for the rendering of research services (the “Agreement”) is entered into as of June 29, 2021 (the “Effective Date”) by and between LipocureRX, Ltd., a company organized and existing under the laws of Israel (“Lipocure”), and Virpax Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

Lipocure and the Company hereby agree to all of the following terms and conditions:

1.	The Research Services: The Company hereby engages Lipocure to provide, and Lipocure agrees to provide, the research and related services set forth in each statement of work (each, an “SOW”) mutually executed by the parties pursuant to this Agreement (collectively, the “Research Services”). The performance by Lipocure of the Research Services pursuant to the terms of this Agreement shall be deemed satisfaction of Lipocure’s obligations pursuant to Section 3.1 of the License and Sublicense Agreement by and between Lipocure and Company, dated March 19, 2018 (the “LipocureRX-Virpax Agreement”).

2.	Time Schedule: The Research Services are to be performed in accordance with the time schedule set forth in the applicable SOW (the “Research Service Period”).

3.	Research Personnel: The Research Services will be performed by Lipocure and its qualified personnel, employees and subcontractors and service providers (collectively, the “Researchers”); provided, that Lipocure will not use any competitors of Company in performing the Research Services. Lipocure shall be responsible for the performance by and compliance with the terms of this Agreement and each SOW by any subcontractors and service providers

4.	The Scientific Report: The written scientific report that will be required as a result of the Research Services rendered will be presented directly to the Company by the Researchers within 14 (fourteen) days of the end of the Research Service Period (the “Scientific Report”). The Company acknowledges that no financial report will be given by Lipocure. Such Scientific Report shall include a complete summary of the Research Services carried out including detailed protocol of the Research Services rendered.

5.	The Consideration: In consideration for provision of the Research Services pursuant to each SOW, the Company shall be obligated to pay Lipocure the amounts set forth in the applicable SOW in accordance with the timeline set forth therein (the “Research Services Fee”), plus an additional amount equal to the actual cost of equipment necessary to perform the Research Services up to an amount not to exceed USD 200,000. Prior to purchasing such equipment, Lipocure shall provide Company with a copy of the quotation of the applicable supplier for the provision of such equipment. The specific budget items that make up the Research Services Fee may be set forth in the applicable SOW. Unless otherwise set forth in an applicable SOW, the Company shall pay the Research Services Fee within thirty (30) days of receipt of an invoice for Research Services completed in accordance with the applicable SOW. In the event that the Company fails to pay the Research Services Fee in a timely manner, Lipocure shall be entitled to add to the unpaid Research Services Fee an additional amount equal to 1.5% of such fee per month and the maximum amount permitted by applicable law.

6.	Intellectual Property: It is hereby agreed that the Company retains ownership in its Confidential Information, as defined below, and in all its intellectual property rights related thereto.

All data generated from the provision of the Research Services, including the Scientific Report, which are required and contemplated under the SOW, shall be owned by the Company upon full payment of the Research Services Fee (the “Company Data”). Notwithstanding the foregoing, upon termination or expiration for any reason of the LipocureRX-Virpax Agreement, the Company shall transfer to LipoCure all Company Data, and Lipocure shall have the right, on its own or via third parties, to reference, cross-reference, review, have access to, incorporate and use all Company Data, including in order make or to further filings and applications with any regulatory authority.

Notwithstanding the above, all rights, title and interest in all inventions, discoveries, methods, new uses, processes or compounds, whether or not capable of registration, and any patent applications or patents based thereon, discovered or developed by the Researchers during the course of the provision of the Research Services and as a result thereof shall be solely owned by Lipocure (the “Lipocure Inventions”). Lipocure hereby agrees that all such Lipocure Inventions are hereby included within the definition of Lipocure Technology and licensed to the Company upon the same terms and conditions already in place in the LipocureRX-Virpax Agreement. Lipocure agrees to take any reasonable further actions and sign any documents reasonably required in order to reflect or evidence that such Lipocure Inventions are subject to and included within the license granted under the LipocureRX-Virpax Agreement. Lipocure hereby warrants that (a) the Researcher and the persons working under its supervision have or will have an obligation to assign their rights to any Lipocure Inventions to Lipocure; and (b) Lipocure will perfect all documents necessary to effectuate the assignment of Lipocure Inventions from the Researchers and its staff to Lipocure.

7.	Confidentiality: The terms of Article 6 of the LipocureRX-Virpax Agreement shall apply to any information disclosed hereunder.

8.	Publications. The terms of Section 6.4 of the LipocureRX-Virpax Agreement shall apply to the results of any development activities, including clinical trials, performed hereunder or under the Agreement for the Rendering of Research Services, dated June 1, 2021, by and between Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. and Virpax. Use of Names: Neither party shall make any use of any kind of the other party’s names, the names of the other party’s employees or affiliates, or the terms of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

9.	Relationship of the Parties: The parties do not stand in a relationship of employer-employee. Such relationship shall be that of an independent contractor.

10.	Dispute Resolution: This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

11.	Authorized Signatories: Lipocure warrants that the person signing this Agreement is authorized to bind Lipocure. The Company warrants that the person signing this agreement is authorized to bind the Company.

12.	Warranties; Disclaimer:

(a)	Lipocure does not warrant, and nothing contained in this Agreement shall be construed as a warranty on the part of Lipocure, that any results or inventions will be achieved by the Research Services, or that the results of the Research Services, if any, are or will be of commercial or scientific value to the Company. Except as set forth in Sections 7.2(l) of the LipocureRX-Virpax Agreement, Lipocure hereby disclaims any and all warranties in respect of the Research Services or the result of the Research Services, including any implied or statutory warranties.

(b)	Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents, policies or any agreements, contracts, or other arrangements to which it is a party.

13.	Term; Termination:

(a)	Unless terminated in accordance with the provisions of this Agreement, this Agreement shall expire and terminate sixty (60) days following the completion of the Research Services under all applicable SOWs, unless a new SOW is entered into prior to such expiration.

(b)	Each Party shall be entitled to terminate this Agreement in the event of a breach by the other Party of its obligations under this Agreement, including, but not limited to, any payment failure, which is not remedied by the breaching Party within thirty (30) days of receipt of written notice from the non-breaching Party.

(c)	The Company may terminate this Agreement at any time upon delivery of thirty (30) days’ written notice thereof to Lipocure. In the event of a termination pursuant to this section, unless otherwise set forth in an SOW or agreed to by the Company, the Company shall only be responsible to pay Lipocure for Research Services performed through the date of such notice.

(d)	Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive termination or expiration of this Agreement for any reason.

14.	Miscellaneous. This Agreement sets forth the entire understanding between the parties with respect to the subject matter herein, and supersedes all other agreements and discussions concerning the subject matter of this Agreement. The parties are independent contractors, and neither party is authorized to make any warranties or representations on behalf of the other party or enter into any agreements on behalf of the other party. If any clause of this Agreement is determined to be void or unenforceable by a court of competent jurisdiction, such clause shall be interpreted as necessary to give maximum force to the provisions thereof, and the validity and enforceability of the remainder of this Agreement shall not be affected. In the event of any conflict or inconsistency between the body of this Agreement and any exhibit or SOW, the terms of the body of this Agreement shall govern, except to the extent set forth expressly otherwise in an agreed exhibit or SOW that the terms of the exhibit or SOW shall govern. No Party shall assign any of its rights or obligations hereunder without the prior written consent of all other Parties, and assignments in violation of the foregoing shall be void. Notwithstanding the foregoing, either party may assign all of its rights and obligations hereunder to an assignee of such party’s rights of the LipocureRX-Virpax Agreement. No Party shall be liable for any loss, injury or damage due to its delay or failure to perform any provision of this Agreement or any services, when such delay or failure is caused by a force majeure event.

IN WITNESS WHERE, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

LipocureRX, Ltd.		Virpax Pharmaceuticals, Inc.

By:	/s/ Dr. Liana Patt	By:	/s/ Christopher Chipman

Print Name:	Dr. Liana Patt	Print Name:	Christopher M. Chipman

Title:	CEO, LipoCure Ltd	Title:	Chief Financial Officer

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